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PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
To Prospectus Dated March 17, 1998                    Registration No. 333-42829

				  $175,000,000

		      CYPRESS SEMICONDUCTOR CORPORATION
		   6% CONVERTIBLE SUBORDINATED NOTES DUE 2002
				       AND
			     SHARES OF COMMON STOCK

This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of 6% Convertible Subordinated Notes due 2002 (the "Notes") of Cypress Semiconductor Corporation (the "Company") and the shares of Common Stock, par value of $.01 per share (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares").

This Prospectus Supplement should be read in conjunction with the Prospectus dated March 17, 1998, which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in the Prospectus Supplement shall have the meanings given them in the Prospectus.

The table below sets forth information as of the date hereof concerning beneficial ownership of the Notes of the Selling Securityholders therein listed. All information concerning beneficial ownership has been furnished by the Selling Securityholders.

		     Principal                    Number of
		     Amount of    Percentage     Convertible    Percentage of
		     Notes That    of Notes    Shares That May  Common Stock
       Name          May be Sold  Outstanding    Be Sold (1)    Outstanding (2)
-------------------  -----------  -----------  ---------------  ---------------
Mainstay VP          $ 1,500,000       *                63,492         *
 Convertible
 Portfolio

Allstate Insurance   $ 3,250,000      1.9%             137,566         *
 Company

BancAmerica          $ 4,119,000      2.4%             174,349         *
 Robertson Stephens

Salomon Brothers     $19,950,000     11.4%             844,444         *
 Asset Management
 Inc.

_______________
* Less than 1%








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(1) Assumes conversion of the full amount of Notes held by such holder at the initial conversion price of $23.625 per share; such conversion price is subject to adjustment as described under "Description of Notes - Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 90,919,164 shares of Common Stock outstanding as of March 30, 1998, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other holder.


FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus Supplement is April 28, 1998.